UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2009

TEL Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-6910	76-6004064
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

The Bank of New York Mellon Trust Company, N.A., as Trustee Global Corporate Trust 919 Congress Avenue Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (800) 852-1422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

Chevron U.S.A. Inc. (“Chevron”), in its capacity as the Managing General Partner of TEL Offshore Trust Partnership and as the operator of the oil and gas lease at Eugene Island 339, has informed The Bank of New York Mellon Trust Company, N.A., as the Corporate Trustee of TEL Offshore Trust, that Chevron presently intends to pursue the redevelopment of platforms and wells at Eugene Island 339 in accordance with the terms and conditions established by the Mineral Management Service (the “MMS”) in response to Chevron’s submission to the MMS of a program to restore production at Eugene Island 339.  As previously described, the platforms and wells on Eugene Island 339 were completely destroyed by Hurricane Ike in September 2008.  The activity schedule approved by the MMS contemplates, among other things, commencement of front-end engineering and design work by the end of January 2010, an awarding of fabrication contracts for platform, substructure and equipment by the end of November 2010, and commencement of production ultimately occurring by the end of October 2012.  Chevron is required to provide the MMS with periodic updates on Chevron’s progress on such redevelopment.  The approval by the MMS expires by its terms on November 30, 2010, and Chevron would need to request an extension of such approval from the MMS in order to complete the proposed redevelopment, given that the activity schedule contemplates activity through October 2012.  The costs for such a redevelopment would be significant.  While Chevron has stated that it intends to pursue such a redevelopment, there is no obligation for Chevron to continue to pursue such redevelopment.  Failure or inability to pursue such a redevelopment, and on the timeframes approved by the MMS, could result in a loss of the lease.  At this time, there can be no assurance that production will be restored at Eugene Island 339.

Pursuant to General Instruction B.2 of Form 8-K, the information included herein is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by TEL Offshore Trust under the Exchange Act or the Securities Act of 1933, as amended, but is instead “furnished” for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEL Offshore Trust

	By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

Date: October 6, 2009	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President